STEWART INFORMATION SERVICES CORPORATION

SECURITIES TRADING AND INVESTMENT POLICY

Adopted as of November 7, 2024

I. PURPOSE AND SCOPE

This Policy is intended to provide guidance to “Employees” (as defined below) of Stewart Information Services Corporation and all of its subsidiaries (collectively, the “Company”) with regard to transactions involving the Company’s Securities. This Policy also applies to trading in Securities of any other company, including our customers and suppliers. All Employees must become familiar with and comply with the provisions of this Policy in order to avoid situations that might be detrimental to the Company. Anyone seeking clarification of this Policy should contact the office of the Chief Legal Officer. Certain capitalized terms used in this Policy are defined below under “X. Definitions.”

Any breach of this Policy will constitute a disciplinary offense, as well as a violation of the Stewart Code of Business Conduct and Ethics, and may result in discipline, including termination of employment.

II. GENERAL POLICY PERTAINING TO SECURITIES TRANSACTIONS

A. Trading While in Possession of Material, Non-Public Information

Employees may not, while in possession of any Material, Non-Public Information concerning any issuer of Securities, including the Company, buy, sell, engage in Tipping, or recommend the purchase or sale of such Securities for his or her own account or the accounts of others, including the Company. Trading in Securities under such circumstances is prohibited even though the investment decision may be based upon public information.

Examples of Non-Public Information which could be deemed Material include:

1. Advance earnings reports;
2. Proposed major acquisitions, investments or transactions;
3. Substantial defrauding of the Company by an Insider or other situations that could affect the market price of the Company’s Securities when made public;
4. Widespread management reorganizations;
5. Increase or decrease in dividend payments;
6. Securities offerings;
7. Major new customers or products; and
8. Pending litigation or governmental proceedings, and,
9. Known or documented indications of cybersecurity breaches of corporate or customer information.

This list is not exhaustive. If in doubt concerning the propriety of trading at a particular time due to possession of sensitive, non-public information, the materiality of which is not clear, an inquiry should be made to the office of the Chief Legal Officer prior to engaging in any trading. Note that in addition to conventional purchases and sales of common stock, gifts and pledges of shares, and transactions in puts, calls, warrants, convertible Securities, and other derivatives based on the price of Company shares can give rise to insider trading liability. For more information on potential insider trading liability, see “VII. Penalties and Other Sanctions.”

B. Consultants and Temporary Employees; Family Members

The prohibition against trading while in possession of Material, Non-Public Information applies to all persons connected with the Company, including consultants and temporary employees. It is the responsibility of supervisory Employees to ensure that consultants and temporary employees who have access to Material, Non-Public Information about the Company understand the prohibition against insider trading and Tipping.

The same prohibition applies to Employees’ family members and others in the Employees’ household and any other person or entity over whom the Employee exercises substantial influence or control over his, her or its Securities trading decisions. It is the responsibility of each Employee to ensure that such individuals and/or entities comply with this Policy.

C. Blackout Periods

1.Quarterly Blackout Periods. Employees who receive the Company’s regular blackout period notices are prohibited from making investments and trades in Company Securities for a period starting two weeks prior to the end of the Company’s quarterly or annual fiscal periods and ending at least 24 hours (or one trading day) after earnings reports have been released to the news wire services (a “quarterly blackout period”).

2.Special Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, persons designated by the Chief Legal Officer are prohibited from making investments and trades in Company Securities (a “special blackout period”). In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Legal Officer, designated persons should refrain from trading in Company Securities even sooner than the typical quarterly blackout described above. In that situation, the Chief Legal Officer may notify these persons that they should not trade in the Company’s Securities. The existence of an event-specific trading restriction period or extension of a quarterly blackout period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Legal Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Material Nonpublic Information. Exceptions will not be granted during an event-specific trading restriction period.

3.Trading After Public Announcements. Employees who receive the Company’s regular quarterly blackout period notices are also prohibited from entering a trade immediately after the Company has made any other public announcement of Material, Non-Public Information (an “event specific blackout period”). The existence of such an event-specific blackout may not be announced. Because Company shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule Employees who receive the Company’s regular quarterly blackout period notices should not engage in any transactions until at least 24 hours (or one trading day) after the information has been released. For example, if an announcement relating to Material, Non-Public Information is made on a Monday before the trading markets open, Employees who receive the Company’s regular quarterly blackout period notices will be prohibited from trading until Tuesday.

This Policy is not intended to discourage investments in Securities.

D. Special Situations

1.Employee Benefit Plans.

The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or by Employees to employee benefit plans (e.g., 401K or stock purchase plans) which are used to purchase Company Securities pursuant to the employees’ advance instructions. Employees, however, may not alter their instructions regarding the purchase or sale of Company Securities in such plans, or make discretionary transfers into or out of Company Securities in such plans, while in the possession of Material, Non-Public Information.

2.Rule 10b5-1 Trading Plans and Other Trading Plans.

Company Policy permits Employees to trade in Company Securities regardless of whether the Company is in a Blackout Period or their awareness of Material, Non-Public Information if the transaction is made pursuant to a prearranged trading plan intended to qualify as a Rule 10b5-1 trading plan that was entered into when the employee was not in possession of Material, Non-Public Information (a “Rule 10b5-1 Trading Plan”). Such plan must be adopted in accordance with and meet the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must include the specific representations required under Rule 10b5-1 regarding possession of Material, Non-Public Information and intention to act in good faith.

Any Rule 10b5-1 Trading Plan proposed to be adopted by a Section 16 Reporting Person must be submitted for approval to the Chief Legal Officer three business days prior to the entry into the Rule 10b5-1 Trading Plan. Any amendments, modifications or terminations of a Rule 10b5-1 Trading Plan must also be approved by the Chief Legal Officer. No further pre-

approval of transactions conducted pursuant to the Rule 10b5-1 Trading Plan will be required, but all transactions thereunder must be promptly disclosed to the Chief Legal Officer.

Section 16 Reporting Persons should not enter into any trading plan that is not a Rule 10b5-1 Trading Plan without the approval of the Chief Legal Officer.

3. Prohibited Transactions.

The Company considers it improper and inappropriate for any of its Employees to engage in short-term or speculative transactions involving Company Securities that may lead to inadvertent violations of the insider trading laws. Therefore, it is the Company’s policy that Employees may not engage in any of the following transactions (whether during or outside of a Blackout Period):

•Short-term Trading. Short-term trading of Company Securities may be distracting to Employees and may cause undue focus on short-term stock market performance instead of long-term business objectives. For these reasons, any Employee who purchases Company Securities in the open market may not sell any Company Securities during the six months following the purchase (or vice versa). The prohibition applies only to purchases in the open market, and does not apply to stock option exercises or other employee benefit plan acquisitions.

•Short Sales. Short sales of Company Securities (i.e., sales of Securities that are not then owned) evidence an expectation on the part of the seller that the Securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Company’s performance. For these reasons, short sales of Company Securities are prohibited.

In addition, Section 16 Reporting Persons are prohibited from engaging in short sales under Section 16(c) of the Exchange Act.

•Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Company Securities and therefore creates the appearance that the Employee is trading based on Material, Non-Public Information. Transactions in options also may focus the Employee’s attention on short-term performance at the expense of long-term objectives. Accordingly, transactions in puts, calls or other derivative Securities, on an exchange or in any other organized market of Company Securities are prohibited.

•Standing and Limit Orders. Standing and limit orders should be used only for a very brief period of time. A standing or limit order placed with a broker to sell or purchase Company Securities at a specified price leaves no control over the timing of the transaction. A standing or limit order transaction executed by the broker when Employee is aware of Material, Non-Public Information may result in unlawful insider trading.

•Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Employee to lock in much of the value of his or her Company Securities, often in exchange for all or part of the potential for upside appreciation in the Securities. These transactions allow the Employee to continue to own the covered Company Securities, but without the full risks and rewards of ownership. When that occurs, the Employee may no longer have the same objectives as other Company shareholders. Therefore, Employees are prohibited from engaging in any such transactions with respect to Company Securities.

•Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without consent by the broker if a margin call is not met, or by the lender in foreclosure in the event of a default on the loan. Because a margin sale or foreclosure sale may occur at a time when an Employee is aware of Material, Non-Public Information or otherwise is not permitted to trade in our Securities, Employees are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted to pledge Company Securities as collateral for a loan when clearly demonstrated financial capacity to repay the loan without resort to the pledged Securities is established. Any Employee wishing to pledge Company Securities as collateral for a loan must submit a request for approval to the office of the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

E. Gifts of Securities

Bona fide gifts of Securities are not transactions subject to this Policy, unless the Employee making the gift has reason to believe that the recipient intends to sell the Company Securities while the Employee is aware of Material Non-Public Information.

III. CONFIDENTIALITY

Employees are responsible for maintaining the confidentiality of information concerning the Company. In the context of the antifraud provisions of federal securities laws, the duty not to disclose Material, Non-Public Information has far-reaching implications. The Exchange Act imposes upon sellers or buyers of Securities who are in possession of Material, Non-Public Information an affirmative duty either to disclose before trading or to abstain from trading. When the buyer or seller is a corporate Insider, who has a duty not to disclose, the only option is not to trade.

The law also imposes “Tipper” liability upon anyone who discloses, for other than a corporate purpose, Material, Non-Public Information to an outsider who either utilizes that information to effect changes in an investment portfolio or passes the information along to someone else who effects such changes, even though the Tipper does not profit.

IV. INQUIRIES FROM THE INVESTMENT COMMUNITY AND
DISCUSSIONS WITH UNDERWRITERS, ANALYSTS
AND OTHER OUTSIDE CONSULTANTS

All inquiries from the investment community must be forwarded to Investor Relations. All responses to such inquiries from the investment community must be by individuals designated by Investor Relations. All communications with Securities analysts, institutional investors and similar parties by authorized individuals must:

1. Avoid giving an inquirer information that the Company would not willingly give or has not given to the press for publication;

2. Avoid giving information to one inquirer that would not be given to another; and

3. Be published pursuant to the procedures set forth in the Company’s Regulation FD Policy if any substantive unpublished information that is revealed during the course of a discussion with any analyst, institutional investor or similar party requires public disclosure under Regulation FD.

V. DISSEMINATION OF MATERIAL, NON-PUBLIC INFORMATION FOR
SPECIFIC CORPORATE PURPOSES TO ACCOUNTANTS,
LAWYERS AND SIMILAR OUTSIDE CONSULTANTS

When an Employee reveals Material, Non-Public Information for a corporate purpose, the information must be specifically designated as confidential. For example, Material, Non-Public Information which is given to an investment banker retained to assist in an acquisition is confidential information which may legitimately be given to the investment banker. It is, in other words, for a “corporate purpose.” Nevertheless, to avoid Tipper liability, the Employee involved must make it clear that the information is confidential. In some instances the office of the Chief Legal Officer may require the use of a written confidentiality agreement.

Before revealing Material, Non-Public Information to outsiders, an Employee should be satisfied that the outside law firm, rating service, investment bank, accountant and other outside consultant to whom Material, Non-Public Information is being given has internal compliance procedures in place to guard against the misuse of such Material, Non-Public Information.

VI. REPORTING VIOLATIONS AND SEEKING ADVICE

Employees should refer suspected violations of this Policy to the office of the Chief Legal Officer. For more information, see the “Reporting” section in the introduction to the “Stewart Code of Business Conduct and Ethics” and the section of the “Code of Ethics for Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer.”

VII. PENALTIES AND OTHER SANCTIONS
Liability for the misuse of Material, Non-Public Information in connection with Securities transactions varies depending upon whether the action is a civil proceeding or an enforcement proceeding instituted by the SEC. In all cases, the ultimate responsibility for determining whether an individual is in possession of Material, Non-Public Information rests with that individual, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

The SEC has the authority to seek civil monetary penalties of up to the greater of (i) $1,000,000 or (ii) three times the amount of profit realized or loss avoided for illegal insider trading or Tipping. As a general rule, the profit realized or loss avoided will be computed so as to produce the maximum penalty. The SEC may also impose civil monetary penalties against corporate entities, employers or other control persons for violations by their employees or controlled persons, or for failing to take the appropriate steps to prevent the occurrence of such violations. In addition, (i) consequential damages for fraud may be recovered, (ii) pre-judgment interest may be awarded at the discretion of the court and (iii) the Insider may be permanently enjoined from engaging in any further Securities transactions.

A violator of any provision of the Exchange Act can also be prosecuted criminally if the requisite elements of intent are shown; this could result in a fine of up to $5,000,000 or up to 20 years imprisonment or both.

Employees should be aware that if their transactions in Company Securities and/or Securities of certain other companies become the subject of scrutiny, the transactions will be viewed after-the-fact with the benefit of hindsight. Therefore, before engaging in any transactions, Employees should carefully consider how the SEC and others might view the transaction in hindsight.
Willful violation of the securities laws by any Employee is grounds for dismissal, whether or not such violation is the subject of any SEC prosecution or civil litigation.

VIII. ADDITIONAL GUIDELINES FOR SECTION 16 REPORTING PERSONS

A. Employees Subject to Section 16

In addition to the above restrictions, the officers and directors of the Company (collectively, the “Section 16 Reporting Persons”) must notify the office of the Chief Legal Officer prior to executing any trade involving the Company’s Securities, in accordance with Section IX of this Policy.

B. Reporting of Changes in Beneficial Ownership

Section 16(a) of the Exchange Act requires a company’s officers, directors and beneficial owners of 10% or more of any class of such company’s equity, voting securities registered under the Exchange Act to report changes in beneficial ownership of the company’s securities to the

Securities and Exchange Commission (the “SEC”), subject to limited exceptions for specified events that do not present the potential for abuse of insider information.

An initial ownership report is filed with the SEC on Form 3. In general, upon the sale, purchase, or disposition by gift of any shares of the Company’s common stock or other Securities, or the grant or exercise of any stock options, a Form 4 must be filed with the SEC to report the change in beneficial ownership. Most other changes in beneficial ownership are also required to be reported on Form 4. The Form 4 is due within two days after the change in beneficial ownership occurred. A Form 5 is due on or before the 45th day after the end of the fiscal year to disclose transactions and holdings exempt from prior reporting, as well as transactions and holdings that should have been reported previously but were not.

If the proper forms are not timely filed, the Company must disclose such delinquencies in its next Annual Report on Form 10-K and annual proxy statement and on the corporate website, identifying the delinquent filer by name.

C. Short-Swing Transactions

In general, Section 16(b) of the Exchange Act provides that any profit realized by a Section 16 Reporting Person in connection with a purchase and a sale of the Company’s stock or other Securities within a period of less than six months must be paid to the Company and cannot be retained by the Section 16 Reporting Person. For this purpose, it does not matter whether the purchase or sale occurs first. It is also not necessary for the same shares or Securities to be involved in each of the matched transactions. Transactions are paired so as to match the lowest purchase price and the highest sales price within a period of less than six months, thus obtaining the maximum spread. The courts may apply these provisions with mechanical rigidity to require the maximum payment by the Section 16 Reporting Person; moreover, good faith on the part of the Section 16 Reporting Person is no defense.

The rules apply to all of the Company’s stock or other equity Securities “beneficially” owned by a Section 16 Reporting Person. Beneficial ownership may include indirect ownership of Securities, for example, through partnerships, holdings companies, trusts (including trusts for the benefit of members of a Section 16 Reporting Person’s immediate family) or contractual interests. Securities beneficially owned by immediate family members sharing the Section 16 Reporting Person’s household are presumed to be owned beneficially by such Section 16 Reporting Person. A purchase (or sale) by or attributed to a Section 16 Reporting Person through one form of beneficial ownership may be matchable with a sale (or purchase) by or attributed to such Section 16 Reporting Person through another form of beneficial ownership to produce a recoverable profit.

IX. PRE-CLEARANCE OF TRADES

The Company has determined that Section 16 Reporting Persons and certain employees (collectively, the “Preclearance Individuals”) may not trade in Company Securities, even outside of a quarterly or special blackout period, without first complying with the Company’s “preclearance” process. The Chief Legal Officer maintains the list of Preclearance Individuals. Each Preclearance Individual should pre-clear trades in Company Securities by contacting the Chief Legal Officer prior to placing a buy or sell order or otherwise committing to complete a trade in Company Securities. The Chief Legal Officer will consult as necessary with senior management of the Company before clearing any proposed trade by a Preclearance Individual. It should be noted that even if the Chief Legal Officer pre-clears a trade, the ultimate responsibility rests with the Preclearance Individual to ensure that he or she is not trading while in possession of Material, Non-Public Information. Although a Preclearance Individual wishing to trade pursuant to an approved Rule 10b5-1 trading plan need not seek preclearance from the Chief Legal Officer before each trade takes place, such Preclearance Individual must obtain approval of the proposed Rule 10b5-1 trading plan before it is adopted, in accordance with Section II of this Policy.

X. DEFINITIONS

“Blackout Period” means any quarterly blackout period, special blackout period, or event specific blackout period.

“Employee” means any director, officer or active employee, including both official and clerical, full or part time, of the Company or any of its subsidiaries.

“Insider” means, for the purposes of this Policy and applicable federal securities laws, any Employee (as defined above). Also, Employees are potentially Insiders of the persons and entities with which they do business due to special access to their information intended to be utilized for a corporate purpose. Immediate family members, family trusts and close associates may also be considered Insiders.

Examples:

1. An executive of Company X who received Material, Non-Public Information about Company Y from Company Y’s CEO, a long-time friend and business associate, was held to be a “temporary Insider” of Company Y.

2. A secretary who prepares documents relating to a pending acquisition is an Insider of both parties to the acquisition.

“Material, Non-Public Information” means any information that is “material” and “non-public.”

•“Material”: Under Company policy and U.S. federal securities laws, information is material if:

a.there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

a.the information, if made public, likely would affect the market price of a company’s Securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Non-Public Information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

•“Non-Public”: Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information (e.g., one trading day).

“Securities” means both equity and debt issues, voting or non-voting.

“Tipping” means conveying Material, Non-Public Information (by the “Tipper”) to another (the “Tippee”) if he or she knows or has reason to believe that the Tippee will misuse such information by trading in Securities or passing such information to others who will trade. This applies regardless of whether the Tippee is related to the Insider or is an entity, such as a trust or a corporation, and regardless of whether the Tipper receives any monetary benefit from the Tippee.